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                                                                     Exhibit 1.1



                                                                  EXECUTION COPY










                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                              ECHEX WORLDWIDE CORP.
                              A NEVADA CORPORATION

                                       AND

                                    BBMF INC.
                      A BRITISH VIRGIN ISLANDS CORPORATION

                                       AND

                                BBMF GROUP, INC.
                      A BRITISH VIRGIN ISLANDS CORPORATION

                                       AND

                THE PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1


                              DATED: APRIL 1, 2004


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                      AGREEMENT AND PLAN OF REORGANIZATION

                              ECHEX WORLDWIDE CORP.
                                       AND
                                BBMF GROUP, INC.

     This Agreement and Plan of Reorganization ("Agreement"), dated as of April 1, 2004, among eChex Worldwide Corp. ("ECWC"), a Nevada Corporation, BBMF Group Inc ("BBMF"), a British Virgin Islands Corporation, BBMF Inc., the subscribing shareholders of BBMF (the "BBMF Shareholder") and the persons whose names are set out in Schedule 1, who have a right to subscribed for, but have not been issued, the number of common shares of ECWC set out opposite each name (collectively the "ECWC Subscribers").


                              W I T N E S S E T H:

     A. WHEREAS, BBMF and ECWC are corporations duly organized under the laws of the British Virgin Islands and the State of Nevada, respectively.

     B. Plan of Reorganization. The BBMF Shareholder is the owner of 100% of the issued and outstanding common stock of BBMF which, through its wholly owned Hong Kong subsidiary, Kesrich Limited ("Kesrich"), owns 100% of the business known as BBMF, a developer and distributor of mobile phone games and other mobile applications. It is the intention that 100% of the issued and outstanding capital stock of BBMF shall be acquired by ECWC in exchange solely for 20,000,000 shares of its common stock. For federal income tax purposes it is intended that this exchange shall qualify as a reorganization within the meaning of SEC 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. Exchange of Shares. ECWC and the BBMF Shareholder agree that 100% of the 100 ordinary shares of $1.00 par value each issued and outstanding of BBMF shall be exchanged with ECWC for 20,000,000 shares of the common stock of ECWC. The 20,000,000 ECWC shares of common stock, on the closing date, shall be delivered to the BBMF Shareholder in exchange for its 100 BBMF ordinary shares as hereinafter set forth.

     D. WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to the provisions of the Nevada Business Corporation Act.

     NOW, THEREFORE, it is agreed among the parties as follows:

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                                    ARTICLE I

                                THE CONSIDERATION

     1.1 Subject to the conditions set forth herein on the "Closing Date" (as herein defined), the BBMF Shareholder shall exchange all of its 100 shares of BBMF ordinary shares (constituting 100% of the issued and outstanding common stock of BBMF) for 20,000,000 shares of ECWC common stock. The transactions contemplated by this Agreement shall be completed at a closing ("Closing") on or before April 1, 2004, or such other date and time as mutually agreed upon between the parties ("Closing Date"), except that such transaction must be completed on or before April 1, 2004, or this Agreement shall expire unless extended in writing.

     1.2 At the Closing Date, BBMF shall become a wholly owned subsidiary of ECWC and the BBMF Shareholder shall receive shares of ECWC voting common stock as follows:

         ECWC shall issue 20,000,000 shares of common stock to the BBMF Shareholder, which as at the Closing Date shall equal approximately 98.67% of the issued and outstanding shares of ECWC on a fully diluted basis after taking into account such issuance, in exchange for 100% of the outstanding ordinary shares of BBMF.

     1.3 Intentionally Left Blank.

     1.4 BBMF shall pay the sum of $575,000 into an escrow account with Heller Ehrman White & McAuliffe acting as escrow agent and $50,000 in to an escrow account with Legal & Compliance, LLC acting as escrow agent, both sums to be used to pay for the cancellation of subscription rights for an aggregate of 1,000,000 shares of common stock of the ECWC Subscribers and the payment of fees and expenses pursuant to Article X subsection 10.10.


                                   ARTICLE II

                         ISSUANCE AND EXCHANGE OF SHARES

     2.1 The 20,000,000 shares of common stock of ECWC shall be issued by ECWC to the BBMF Shareholder at Closing.

     2.2 Except for the subscription rights of the ECWC Subscribers, ECWC and each of the ECWC Subscribers, represents and warrants that ECWC has no outstanding options, warrants, rights (including conversion or preemptive rights) for the

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issuance of its unissued shares or any agreement for the purchase or acquisition from ECWC of any of its share capital.

     2.3 The stock transfer books of BBMF shall be closed on the Closing Date, and thereafter no transfers of the stock of BBMF shall be made. BBMF shall appoint an escrow agent, to accept surrender of the certificate representing the 100 ordinary shares of BBMF, and to deliver in exchange for such surrendered, a certificate representing 20,000,000 shares of common stock of ECWC.

     2.4 No fractional shares of ECWC common stock shall be issued as a result of the Agreement. Shares shall be rounded up to nearest whole share.

     2.5 At the Closing Date, the BBMF Shareholder, upon presentation and surrender of such certificate representing 100 ordinary shares of BBMF to escrow agent, shall be entitled to receive 20,000,000 shares of common stock of ECWC. Upon such presentation, surrender and exchange as provided in this Section 2.5, the certificate representing 100 shares of BBMF previously held in the name of the BBMF Shareholder shall be canceled. Until so presented and surrendered, the certificate which represented the entire issued and outstanding shares of BBMF at the Closing Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.2 of this Agreement. If the certificate representing the 100 shares of BBMF have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.


                                   ARTICLE III

                           REPRESENTATIONS, WARRANTIES
                              AND COVENANTS OF BBMF

     No representations or warranties are made by any director, officer, employee or shareholder of BBMF Inc. as individuals, except as and to the extent stated in this Agreement.

     BBMF hereby represents, warrants and covenants to ECWC except as stated in the BBMF Disclosure Statement, as follows:

     3.1 BBMF is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Certificate of Incorporation and Memorandum and Articles of Association of BBMF are complete and accurate, and the minute books of BBMF contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of BBMF.

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     3.2 Ownership.

          a. All of the issued and outstanding shares of BBMF Group are duly authorized, validly issued, fully paid and non assessable.

          b. BBMF is the owner of 100% of the issued and outstanding share capital of Kesrich.

          c. Kesrich is an operating company currently doing business throughout Greater China as BBMF, a developer and distributor of mobile games and other mobile applications (the "Business").

     3.3 The aggregate number of shares which BBMF is authorized to issue is 50,000 ordinary shares of which 100 ordinary shares are issued and outstanding in the name of BBMF Inc.

     3.4 BBMF has been duly authorized to enter into and, upon the appropriate approvals as required by law and its Articles of Association, to consummate the transactions contemplated by this Agreement.

     3.5 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by BBMF will conflict with or result in a breach or violation of the Memorandum and Articles of Association of BBMF.

     3.6 The execution, delivery and performance of this Agreement has been duly authorized and approved by BBMF's Board of Directors and/or the BBMF Shareholder, as required by the laws of the British Virgin Islands.

     3.7 There are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the executive officers of BBMF, threatened against BBMF or affecting any of its assets or properties, and to the knowledge of BBMF' officers, BBMF is not in any material breach or violation of or default under any contract or instrument to which BBMF is a party, or under its respective Memorandum and Articles of Association, nor is there any court or regulatory order pending, against BBMF.

     3.8 The representations and warranties of BBMF shall be true and correct as of the date hereof and as of the Closing Date.

     3.9 No representation or warranty by BBMF in this Agreement, the BBMF Disclosure Statement or any certificate delivered pursuant hereto contains any untrue

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statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

     3.10 Within 60 days of the Closing Date, BBMF will deliver to ECWC audited financial statements of BBMF dated December 31, 2003. All such statements, herein sometimes called "BBMF Financial Statements," will be complete and correct in all material respects and, together with the notes to those financial statements, present fairly the financial position and results of operations of BBMF for the periods indicated. All financial statements of BBMF will have been prepared in accordance with U.S. generally accepted accounting principles.

     3.11 BBMF will not have any material liabilities or obligations, secured or unsecured except as will be shown on the financials of BBMF dated December 31, 2003 (whether accrued, absolute, contingent or otherwise).


                                   ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                              ECHEX WORLDWIDE CORP.

     No representations or warranties are made by any director, officer, employee or shareholder of ECWC as individuals, except as and to the extent stated in this Agreement or in a separate written statement.

     ECWC and the ECWC Subscribers, jointly and severally, hereby represents, warrants and covenants to BBMF and the BBMF Shareholder, as follows:

     4.1 ECWC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of ECWC, copies of which have been delivered to BBMF, are complete and accurate, and the minute books of ECWC contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of ECWC.

     4.2 The aggregate number of shares which ECWC is authorized to issue is 100,000,000 of which 75,000,000 shares are common stock and 25,000,000 shares are preferred stock, of which as of the date of this agreement, 268,668 shares of such common stock are issued and outstanding, fully paid and non-assessable, and 1,000,000 shares were subscribed for in 2003 but remain unissued and will remain unissued until the Closing under this Agreement. ECWC will have, on the Closing Date, no outstanding options, warrants or other rights to purchase, or subscribe to, or

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securities convertible into or exchangeable for any shares of capital stock, other than as set forth herein. No preferred stock of ECWC is outstanding.

     4.3 ECWC has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

     4.4 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by ECWC will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of ECWC.

     4.5 The execution of this Agreement has been duly authorized and approved by the Board of Directors of ECWC and/or the ECWC shareholders (if required by Nevada State law).

     4.6 ECWC has delivered to BBMF unaudited financial statements of ECWC dated December 31, 2003, herein sometimes called the "ECWC Financial Statements," which are (and will be) complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of ECWC for the periods indicated. All statements of ECWC will have been prepared in accordance with generally accepted accounting principles.

     4.7 Since the dates of the ECWC Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of ECWC. ECWC does not have any material liabilities or obligations, secured or unsecured except as shown on the updated (unaudited) financial statements of ECWC dated December 31, 2003 (whether accrued, absolute, contingent or otherwise).

     4.8 There are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of the officers of ECWC, threatened against ECWC or affecting any of its assets or properties, and ECWC is not in any material breach or violation of or default under any contract or instrument to which ECWC is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach or violation of or default by ECWC under any contract or other instrument to which ECWC is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws, nor is there any court or regulatory order pending, applicable to ECWC.

     4.9 ECWC shall not enter into or consummate any transactions prior to the Closing Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect its financial condition except pursuant to the

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proposed minutes of the Board of Directors of ECWC presented herewith for approval by BBMF.

     4.10 The representations and warranties of ECWC shall be true and correct as of the Closing Date.

     4.11 ECWC corporate books and records are true records of its actions. ECWC will also deliver to BBMF on or before the Closing Date any reports relating to the financial and business condition of ECWC which occur after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

     4.12 ECWC has no employees, other than Mr. Michael Manion, and no employee benefit plan in effect at this time. ECWC has no liability to Mr. Michael Manion for any unpaid wages or benefits or compensation of any kind in connection with his employment with ECWC.

     4.13 ECWC has filed all reports, schedules, forms and statements required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (the "SEC Documents") and is current in all its filing obligations under the US federal securities law and applicable state securities law. As of their respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ECWC included in the SEC Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of ECWC and its consolidated subsidiaries and results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     4.14 ECWC agrees that all rights to indemnification now existing in favor of the employees, agents, directors or officers of BBMF and its subsidiaries, as provided in the Articles of Incorporation or Bylaws or otherwise in effect on the date hereof shall survive the transactions contemplated hereby in accordance with their terms, and ECWC expressly assumes such indemnification obligations of BBMF.

     4.15 ECWC has in all material respects complied with and it is now in all material respects in compliance with, all Federal and State laws applicable to ECWC (including without limitation federal and state securities laws).

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     4.16 As of the date hereof and the Closing Date, ECWC's common stock is and will be quoted for trading on the OTCBB, and ECWC has received no notice that ECWC's common stock is not eligible for quotation.

     4.17 All applicable tax returns required to be filed by ECWC have been prepared and filed in compliance with all applicable laws and were true, correct and complete in all material respects when filed, or if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon ECWC, its subsidiaries, or upon any of their respective properties, income or franchises, required to be paid by ECWC or its subsidiaries have been paid, or adequate reserves therefore have been set up if any of such taxes are being contested in good faith; or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved for, the failure to so file or to pay would not in the aggregate have a material adverse effect. All amounts required to be withheld by ECWC from employees for income, social security and other payroll taxes have been collected and withheld and have either been paid to the appropriate agency, set aside in accounts for such purpose or accrued and reserved upon the books and records of ECWC or the appropriate subsidiary. There were no tax liens on any of ECWC's assets that arose in connection with the failure, or alleged failure, to pay any taxes except for liens for taxes not yet due and payable. No taxing authority is asserting or threatening to assert against ECWC any deficiency or claim for additional taxes and no tax return of ECWC is currently under audit by any tax authority. The provision for taxes on ECWC Balance Sheet adequately reflects all tax liabilities in accordance with U.S. generally accepted accounting principle.

     4.18 The amendments to the ECWC's Articles of Incorporation, amending its share capital to 100,000,000 authorize, at $0.001 par value each, 75,000,000 or which are common shares and 25,000,000 of which are preferred shares and the reverse stock split of 1 for 5,000 shares of common stock of ECWC as of December 31, 2003, was duly authorized by the Board of Director and/or shareholders of ECWC (if required) and was duly and properly filed with the Nevada Secretary of State.


                                    ARTICLE V

               OBLIGATIONS OF THE PARTIES PENDING THE CLOSING DATE

     5.1 At all times prior to the Closing Date during regular business hours, each party will permit the other to examine its books and records and the books and records of its subsidiaries (as applicable) and will furnish copies thereof on request. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. The recipient of such information shall at all times protect such information from disclosure, other than disclosure required by rule, regulation, or law, other than to members of its own or affiliated organizations and its professional advisers, in the same manner as it

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protects its own confidential or proprietary information from unauthorized disclosure, and not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings and, in addition, shall either furnish or cause to be furnished, or shall destroy, or shall maintain with such standard of care as is exercised with respect to its own confidential or proprietary information, all copies of all documents or other written records developed or prepared by such party on the basis of such confidential or proprietary information. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made,
(b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party to whom the disclosure is made.

     5.2 ECWC and BBMF shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

     5.3 All parties to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.


                                   ARTICLE VI

                             PROCEDURE FOR EXCHANGE

     6.1 Items to be delivered to BBMF Shareholder on or prior to Closing (any of which may be waived in writing by the BBMF Shareholder).

     (a) Share certificate evidencing 20,000,000 shares of ECWC's shares of common stock issued to BBMF Inc., duly authorized, validly issued and fully paid for and non-assessable.

     (b) Waiver and Release of Subscription Rights executed by each ECWC Subscriber in substantially the form set forth in Schedule 2, which and/or in the event it is executed by the respective ECWC Subscriber pursuant to a power of attorney, a certified copy of the respective power of attorney.

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     (c) Certified copies of the resolutions from ECWC's current director appointing Mr. Yih Hann Lian and Mr. Antony Ip as director of ECWC.

     (d) Letter of resignation from Michael Manion, ECWC's current sole director and officer, to be submitted and effective upon receipt of confirmation accepting the company FORM 10QSB filing for the period ending March 31, 2004.

     (e) Certified copies of the Board, and if applicable, shareholders resolutions of ECWC approving this transaction and authorizing the issuance of the shares of common stock describe above in section 6.2(a).

     (f) Legal opinion of ECWC's attorney in substantially the form set forth in
Schedule 3.

     (g) Certificate of ECWC's director to the effect that ECWC has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

     (h) Executed Heller Escrow Agreement, in the form set forth in Schedule 4.

     (i) ECWC's Annual Report on Form 10KSB for the financial year ended December 31, 2003, duly executed by ECWC's Directors and Officers and electronically filed with the Securities and Exchange Commission on EDGAR as of the Closing Date.

     (k) Mr. Manion shall remain on as a Director of the company and assume the duty to complete and certify the required SEC filing FORM 10QSB for the period ending March 31, 2004. The expenses, not to exceed US$5,000.00, related to the filing are the responsibility of BBMF.

     6.2 Items to be delivered to ECWC by BBMF and/or the BBMF Shareholder on or prior to Closing (any of which may be waived in writing by ECWC).

     (a) Share certificate evidencing 100 ordinary shares of BBMF issued to ECWC, duly authorized, validly issued and fully paid for and non-assessable.

     (b) Instrument of transfer from BBMF Shareholder (as Transferor) to ECWC (as Transferee) duly authorize and validly executed.

     (c) Certified copies of the Board, and if applicable, shareholders resolutions of BBMF approving this transaction and authorizing the transfer of the 100 ordinary shares of BBMF from BBMF Shareholder to ECWC, the cancellation of the share certificate representing 100 ordinary shares in the name of BBMF Shareholder, and the issuance of a certificate for the ordinary shares describe above in section 6.2(a).

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     (d) Payment of US$575,000 to the bank account of Legal & Compliance LLC as set forth below for distribution by Legal & Compliance LLC as set out in Article X, section 10.9 and 10.10.


                    Legal & Compliance, LLC Master Account
                    Colonial Bank NA
                    West Palm Beach, Florida
                    Account No. 8034347552
                    Routing No. 0620-0131-9

     (e) Certificate of BBMF's director to the effect that BBMF has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

     6.3 The Effective Date of this Agreement is at Closing and specifically designated as April 1, 2004.


                                   ARTICLE VII

                           CONDITIONS PRECEDENT TO THE
                          CONSUMMATION OF THE EXCHANGE

     The following are conditions precedent for the consummation of the Agreement on or before the Closing Date (any or which may be waived in writing by the party who is the beneficiary of the obligation):

     7.1 BBMF and ECWC shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date and ECWC and BBMF shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

     7.2 This Agreement, the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the board of directors and/or shareholders of BBMF (as may be required to duly authorize and approve the entering into and completion of this transaction) properly called for such purpose in accordance with the applicable laws. This Agreement, the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at meetings of the board of directors and/or shareholders of ECWC (as may be required to duly authorize and approve the entering into and completion of this transaction) properly called for such purpose in accordance with the applicable laws.

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     7.3 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

     7.4 All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for BBMF and ECWC, respectively.

     7.5 The representations and warranties made by BBMF and ECWC, respectively, in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date.

     7.6 Securities Laws Compliance. It is anticipated that the following SEC filings will need to be made as a result of the Plan and Agreement and the exchange: Forms 8-K, 8K12(g) 3, 13d and 13g, 14A, and appropriate amendments to the forms 8-K as may be necessary to include pro forma financials and consolidated financials.

     7.7 ECWC shall furnish BBMF with a certified copy of a resolution or resolutions duly adopted by its Board of Directors and/or the shareholders of ECWC (as the case may be to duly authorize ECWC to enter into and complete this transaction), approving this Agreement and the transactions contemplated by it.

     7.8 BBMF shall furnish ECWC with a certified copy of a resolution or resolutions duly adopted by its Board of Directors and/or the shareholders of BBMF (as the case may be to duly authorize BBMF to enter into and complete this transaction), approving this Agreement and the transactions contemplated by it.

     7.9 ECWC shall furnish to BBMF Shareholder ECWC's Annual Report on Form 10KSB for the financial year ended December 31, 2003, duly executed by ECWC's Directors and Officers and evidence that it was electronically filed with the US Securities and Exchange Commission on EDGAR as of the Closing Date.


                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

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     8.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing
Date:

          (a) By mutual consent of BBMF, the BBMF Shareholder and ECWC;

          (b) By BBMF, the BBMF Shareholder or ECWC, if any condition set forth in Article VII relating to the other party has not been met by April 1, 2004 or has not been waived in writing by the other party;

          (c) By BBMF, the BBMF Shareholder or ECWC, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

          (d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party;

          (e) By any party if the Closing Date passes April 1, 2004 without performance.

     8.2 Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors provided; however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.


                                   ARTICLE IX

                        TERMINATION OF REPRESENTATION AND
                        WARRANTIES AND CERTAIN AGREEMENTS

     9.1 The respective representations and warranties of the parties hereto shall expire with, and be terminated and extinguished four years after the Closing Date of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.


                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

     10.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     10.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

     10.4 This Agreement may be amended upon approval of the Board of Directors of each party provided that the shares issuable hereunder shall not be amended without approval of the requisite shareholders of BBMF.

     10.5 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:
     To BBMF:


                                  Yih Hann Lian
                                  Chief Executive Officer
                                  BBMF Inc.
                                  4302, China Resources Bldg,
                                  26 Harbor Road
                                  Wanchai
                                  Hong Kong

     To: eChex Worldwide Corp.:

                                  Echex Worldwide Corp.
                                  Michael A Littman
                                  Attorney
                                  7609 Ralston Road
                                  Arvada, CO 80002
                                  USA

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

     10.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of BBMF and ECWC. However, either BBMF or ECWC may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

     10.7 The Board of Directors of ECWC shall appoint the following individuals to the Board of Directors of ECWC concurrent with the closing of the transaction contemplated in this agreement subject to Notice pursuant to Section 14f ("14f Notice") of the Securities Exchange act of 1934. ECWC and Mr. Manion undertake to file the 14f Notice immediately after the Closing Date.

          A)   Yih Hann Lian
          B)   Antony IP

     10.8 In connection with this Agreement the parties have appointed the escrow agent, Heller Ehrman White & McAuliffe ("Escrow Agent Heller") who shall be authorized, to release US$575,000 pursuant to the terms and conditions of an escrow agreement ("Heller Escrow Agreement"), a form of which is attached hereto as Schedule 4.

     10.9 In connection with this Agreement the parties have also appointed the escrow agent, Legal & Compliance LLC ("Escrow Agent LC") who shall be authorized to release US$50,000 pursuant to the terms and conditions of the escrow agreement ("LC Escrow Agreement'), a form of which is attached hereto as
Schedule 5.

     10.10 In the event of completion of the Closing, Escrow Agent Heller, pursuant to the Heller Escrow Agreement, shall release US$575,000 to the account of Escrow Agent LC and Escrow Agent LC shall disburse the $575,000 as follows:

          1) $400,000 - To each ECWC Subscribers according to the schedule of allocated distribution as set out in Section 10.11 below.
          2)   $50,000 - M.A. Littman for legal fees
          3)   $15,000 - Alixe Cormick for a finder fee
          4)   $12,500 - Moshe Silver for a finder fee
          5)   $10,000 - Laura Anthony for a finder fee
          6)   $87,500 - Michael Manion and assignees

     10.11 Escrow Agent Heller shall receive from each ECWC Subscriber a Waiver and Release for the right to purchase the number of shares opposite their names below:

          (i) The following persons shall waive their rights to subscribe for shares of

               ECWC previously granted pursuant to Exhibit A of ECWC's Bankruptcy Court Order as follows:

                                                             Subscription Rights         Share of Allocated
                 ECWC Subscribers                                Surrendered                 Distribution
                 ------------------------------------------------------------------------------------------
                  Michael F. Manion                               200,000                   $150,000
                  J.R. Manion                                     200,000                    $60,000
                  Oakbrooke Group LLC                             165,000                    $52,500
                  International Media Solutions Inc               165,000                    $40,000
                  George Goebel                                   165,000                    $52,500
                  M. Edward Waller                                 55,000                    $17,500
                  Eric P. Littman                                  50,000                    $27,500
                                                                ---------
                  Total                                         1,000,000

All other share subscription rights shall be waived by such persons in writing by delivery to Escrow Agent Heller of a Waiver and Release of subscription rights.

     IN WITNESS WHEREOF, the parties have set their hands and seals this 1st day of April, 2004.



                                            ECHEX WORLDWIDE CORP.



                                            By:
                                                --------------------------------
                                                President - Michael F Manion



                                            BBMF GROUP INC.


                                            By:
                                                --------------------------------
                                                Director



                                            By:
                                                --------------------------------
                                                Director



                                            BBMF INC.



                                            By:
                                                --------------------------------

                                                Director



                                            By:
                                                --------------------------------
                                                Director


                                ECWC SUBSCRIBERS

SIGNATURES                                           PLEASE PRINT NAMES

1________________________________  Michael F. Manion

2___________________ BY POWER OF ATTORNEY FOR John R. Manion

3___________________ BY POWER OF ATTORNEY FOR George Goebel

4___________________ BY POWER OF ATTORNEY FOR Oakbrooke Group LLC

5___________________ BY POWER OF ATTORNEY FOR International Media Solutions Inc

6___________________ BY POWER OF ATTORNEY FOR M. Edward Waller

7___________________ BY POWER OF ATTORNEY FOR Eric P. Littman

                                   Schedule 1

                                ECWC Subscribers

NAME                                 SUBSCRIPTION RIGHTS
Michael F. Manion                          200,000
John R. Manion                             200,000
Oakbrooke Group LLC                        165,000
International Media Solutions Inc          165,000
George Goebel                              165,000
M.Edward Waller                             55,000
Eric P. Littman                             50,000
                                            ------

                                   Schedule 2

                           Form of Waiver and Release

                                   Schedule 3

                              Form of Legal Opinion

                                   Schedule 4

                         Heller Ehrman Escrow Agreement

                                   Schedule 5

                     Legal & Compliance LLC Escrow Agreement

                                      -23-